UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 16, 2006

Meade Instruments Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6001 Oak Canyon, Irvine, California		92618-5200
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949 451-1450

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 16, 2006, Meade Instruments Corp. (the "Company") and Donald W. Finkle, 48, executed an Employment Agreement (the "Employment Agreement") pursuant to which Mr. Finkle will serve as the Company’s Senior Vice President - Operations. The following summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is included herewith as Exhibit 10.80 to this report and is incorporated herein by reference.

Under the terms of the Employment Agreement, Mr. Finkle will serve as the Company’s Senior Vice President - Operations, effective as of August 16, 2006. Mr. Finkle will receive a base salary of $230,000. Mr. Finkle will be eligible to participate in the Meade Instruments Corp. Employee Stock Ownership Plan and will be eligible to join Meade’s 401K, group medical, dental, life insurance, vision and long-term disability plans, subject to the terms and conditions of such plans. Mr. Finkle will be entitled to three weeks paid vacation each twelve-month period with a maximum accrued vacation not to exceed six weeks. In the event that Mr. Finkle’s employment is terminated without cause, he will be entitled to receive a payment equal to 50% of his annualized base salary, which will increase to a payment equal to 100% of his annualized base salary in the event he is terminated without cause after one year of service. In addition, Mr. Finkle may not compete with the Company or solicit its customers or employees during the term of the Employment Agreement or for a period of one year after termination of employment.

In addition to the terms and conditions of the Employment Agreement, the Company has agreed that Mr. Finkle will receive an option to purchase up to 100,000 shares of the Company’s Common Stock at an exercise price equal to the closing market price of the Company’s common stock on August 16, 2006. This stock option will be issued as a non qualified stock option under the Meade Instruments Corp.1997 Stock Incentive Plan. The stock option will become exercisable in 25% increments beginning on the first anniversary of the option date and on each subsequent anniversary until the options are exercisable in full. The Company has also agreed that Mr. Finkle will be eligible for a bonus of up to 40% of his base salary with a target of 20%; the terms and conditions of this bonus will be subject to an agreement to be entered into between the Company and Mr. Finkle after the commencement of his employment. In addition, in connection with Mr. Finkle’s relocation to the Company’s headquarters in Irvine, California, and subject to certain terms and conditions, the Company has agreed to reimburse Mr. Finkle for his actual and reasonable moving expenses in an amount not to exceed $50,000, to reimburse Mr. Finkle for temporary lodging for up to 30 days, and to reimburse Mr. Finkle for actual and reasonable expenses for roundtrip airfare to and from his residence up to twice per month for two months.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 16, 2006, the Company issued the press release attached as Exhibit 99.1 to this report and hereby incorporated by reference, announcing the employment of Donald W. Finkle as the Company’s new Senior Vice President - Operations.

From January 2004 to the present, Mr. Finkle served as the President and CEO of Southwest Business Systems, a $6 million software and hardware integrations firm in the hospitality industry. From July 2003 to January 2004 Mr. Finkle was a private investor. From September 2001 to July 2003 Mr. Finkle was a Group Vice President – R&D and Product Development for BIC Corporation, a $1.5 Billion global manufacturer of high volume consumer packaged goods. From July 1998 to September 2001 Mr. Finkle was a Director of Product Development and Engineering for Avery Dennison Corporation, a $4 Billion global manufacturer of pressure sensitive materials. For a description of the material terms of Mr. Finkle’s employment, see Item 1.01 of this report and the copy of the Employment Agreement included herewith as Exhibit 10.80 to this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meade Instruments Corp.

August 18, 2006	By:	Mark D. Peterson

Name: Mark D. Peterson
Title: Senior Vice President, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

10.80	Employment Agreement, dated August 16, 2006, by and between Meade Instruments Corp. and Donald Finkle.
99.1	Press release dated August 16, 2006.